Exhibit 99.1

FOR IMMEDIATE RELEASE	Bank Contact: Jonathan J. Wick
Executive Vice President/COO/CFO
(760) 325-4442

CANYON BANCORP ANNOUNCES

STOCK REPURCHASE PLAN

PALM SPRINGS, CA: October 31, 2007 - Stephen G. Hoffmann, President and Chief Executive Officer of Canyon Bancorp (OTCBB: CYBA) and its wholly-owned subsidiary, Canyon National Bank, announced today that the Board of Directors of Canyon Bancorp has approved a plan to repurchase up to an aggregate of 100,000 shares (approximately 5% of the shares currently issued and outstanding) of Canyon Bancorp’s common stock. The repurchase program will commence on the third business day after the release of the Company’s third quarter 2007 earnings and will continue for a period of twelve months thereafter, subject to earlier termination at the Company’s discretion.

The shares would be repurchased at the prevailing market prices from time to time in open market transactions or in privately negotiated transactions during the repurchase period. The timing of the purchases and the number of shares to be repurchased at any given time will depend on market conditions and SEC regulations.

In commenting on the repurchase plan, Mr. Hoffmann stated, “We are very pleased to announce this repurchase program and believe it benefits shareholders by increasing liquidity at a time when we believe the stock is undervalued and increasing future earnings per share by reducing the number of shares outstanding. This program reflects the Board of Directors continued confidence in the Company and commitment to enhance shareholder value. Our shareholders have and continue to be our most important asset and rewarding them is a high priority.”

As of October 30, 2007 Canyon Bancorp had 2,342,882 shares of common stock outstanding. This is the first stock repurchase in the Company’s history.

About Canyon Bancorp

Canyon Bancorp is a bank holding company with one banking subsidiary, Canyon National Bank, a full-service commercial bank and member of the FDIC. Palm Springs branch locations are at 1711 East Palm Canyon Drive at the Smoke Tree Village Shopping Center and 901 East Tahquitz Canyon Way. Palm Desert branch locations are at 74-150 Country Club Drive and 77-933 Las Montanas Road across from Sun City. Shares of the Company’s common stock are traded on the Over the Counter Bulletin Board – stock symbol CYBA.

(more-more-more)

Forward Looking Statements

The statements in this press release regarding the repurchase of Canyon Bancorp common stock and the expected duration of the repurchase program are forward looking statements that are subject to risks and uncertainties. Canyon Bancorp may repurchase up to approximately 100,000 shares of its stock, none of its stock, or any amount in between. It may also lengthen or shorten the repurchase period, depending on the trading price of its common stock, which may be positively or negatively impacted by the repurchase program, market conditions, determinations following the date of this announcement to use such funds for other purposes, or for other reasons. A detailed description of additional risks relating to Canyon Bancorp can be found in our filings with the Securities and Exchange Commission, including the Form 10-KSB for the year ended December 31, 2006 of the Company, filed with the SEC on March 28, 2007. Copies of filings made with the SEC are available though the SEC’s electronic data gather analysis and retrieval system (EDGAR) at www.sec.gov. All forward-looking statements made in this press release are made as of the date hereof, and we assume no obligation to update the forward-looking statements included in this document.